Exhibit 99.1 (b) 2

ARCLIGHT SYSTEMS LLC

Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets
Current assets:
Cash and cash equivalents	$56,212,589	$937,350
Accounts receivable, net of allowance for doubtful accounts of $0 in 2002 and 2001	601,050	612,951
Prepaid expenses	479,714	332,798
Other current assets	391,848	2,417
Total assets of discontinued operations	505,778	1,440,196

Total current assets	58,190,979	3,325,712

Property and equipment, net	2,852,060	3,128,751
Capitalized software, net of accumulated amortization of $229,237 and $10,325 in 2002 and 2001, respectively	1,273,342	1,870,725
Intangible assets, net of accumulated amortization of $4,241,466 and $985,161 in 2002 and 2001, respectively	26,307,385	26,021,405

Total assets	$88,623,766	$34,346,593

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$327,525	$162,673
Payable to Cardinal Health	444,052	1,102,357
Distribution payable	18,115,000	—
Accrued payroll, bonus and related	928,973	398,988
Accrued software development fees	82,500	1,270,382
Customer deposits	1,262,500	—
Other accrued expenses	1,881,211	721,681
Total liabilities of discontinued operations	648,479	1,348,607

Total current liabilities	23,690,240	5,004,688

Notes payable due to Class A members	—	5,000,000

Total liabilities	23,690,240	10,004,688

Members’ equity:
Class A equity; 2,500,000 units authorized, issued and outstanding	3,137,932	3,137,932
Class B equity; 5,000,000 units authorized, 4,027,952 and 4,017,202 units issued and outstanding in 2002 and 2001, respectively	27,078,835	27,006,566
Class C equity; 2,500,000 units authorized, 370,604 and 0 units issued and outstanding in 2002 and 2001, respectively	3,547,277	—
Retained earnings (accumulated deficit)	31,169,482	(5,802,593)

Total members’ equity	64,933,526	24,341,905

Total liabilities and members’ equity	$88,623,766	$34,346,593

See accompanying notes to financial statements.